Exhibit 10.2
May 4, 2024

Xiao Guo
delivered via email
Transition and Separation Agreement
Dear Xiao:

This letter agreement (this “Agreement”) sets out the terms and conditions that we previously discussed regarding your employment with Thoughtworks, Inc. (the “Company”). This Agreement shall be effective as of the date signed by you (such date, the “Effective Date”).
In recognition of your prior service, and in order to facilitate a smooth transition of your duties, we would like you to provide services as an employee of the Company for a transition period on the terms set forth in this Agreement as well as services as a consultant after your employment terminates.
1.Transition and Termination of Employment; Consulting Services.
(a)Transition and Termination of Employment. From the Effective Date through the Employment Termination Date (as defined below) (such period, the “Transition Period”), you will continue to be an employee of the Company. During the Transition Period, your duties will be as reasonably directed by the Company’s board of directors or its designee, including, without limitation, transitioning your prior duties and responsibilities. During the Transition Period, you shall devote substantial business time and efforts to the performance of your services to the Company. Until the commencement of employment of a new Chief Executive Officer (the date of such officer’s commencement of employment with the Company is the “New CEO Hire Date”), your title will remain Chief Executive Officer, reporting to the Company’s Board of Directors and thereafter, your title will be Senior Advisor. You acknowledge and agree that the Company’s hiring of a new Chief Executive Officer (and any related change in title or transition of your duties) will not constitute “Good Reason” for purposes of the Thoughtworks Holding, Inc. Executive Severance Plan (the “Severance Plan”) or the Employment Agreement between you and the Company dated as of October 12, 2017 (the “Employment Agreement”). For purposes of this Agreement, the “Employment Termination Date” shall be the date occurring three (3) months following the New CEO Hire Date; provided, however, that (i) you may elect to terminate your employment at any time and for any reason, (ii) the Company may terminate your employment for Cause (as defined in the Employment Agreement) at any time during the Transition Period if Cause exists, and (iii) the Company may terminate your employment without Cause at any time on or after a Change in Control (as defined in the Company’s 2021 Omnibus Incentive Plan). (For the avoidance of doubt, the Company cannot terminate your employment without Cause during the Transition Period prior to a Change in Control.) If your employment with the Company terminates before the date occurring three (3) months after the New CEO Hire Date, the date of your termination of employment will be the Employment Termination Date.
(b)Consulting Services. If your employment terminates upon the expiration of the Transition Period in the natural course (i.e., three (3) months following the New CEO Hire

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Date or your resignation for Good Reason (as defined in the Severance Plan), as compared to your earlier resignation without Good Reason or a termination due to your death or Disability (as defined in the Employment Agreement) or a termination by the Company for Cause, such a termination in the natural course, a “Natural Course Termination”), then during the period commencing on the Employment Termination Date and ending on June 17, 2025 (the “Consulting Period”), you will be engaged as a consultant and shall provide services to the Company with respect to such projects as reasonably requested by the Company’s Chief Executive Officer, including, without limitation, services related to the transition of your prior duties and responsibilities (the “Services”); provided that such Services shall not materially interfere with any employment or other consulting by you. The Company may terminate the Consulting Period if, and only if, it determines, in its reasonable discretion, that you are not performing the Services in good faith. Your relationship with the Company during the Consulting Period will be that of an independent contractor and not that of an employee. You shall be solely responsible for determining the method, details and means of performing the Services and you will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company. In addition, you agree to execute the Company’s standard form of confidential information and invention assignment agreement for consultants if requested by the Company.
2.Compensation.
(a)Transition Period. So long as you remain employed during the Transition Period, (a) the Company shall continue to pay you your current base salary until the New CEO Hire Date, and for the period commencing on the first day after the New CEO Hire Date, the Company will pay you an aggregate amount of base salary of $200,000 (such amount based on the assumption that you remain employed through the date occurring three (3) months after the New CEO Hire Date), prorated and ratably paid in accordance with the Company’s standard payroll periods subject to your continued employment, (b) you will remain eligible to participate in the Company’s general employee benefit plans on terms consistent with those provided to all other employees and (c) you will continue to vest in any equity awards granted to you by Thoughtworks Holding, Inc. (“Holding”) in accordance with the terms of the agreements evidencing such awards.
(b)Consulting Period. During the Consulting Period, the Company will pay you a total of $50,000 (assuming continued service through June 17, 2025) as fees for services, in substantially equivalent monthly installments (and pro-rated for any partial months), payable on the last day of the applicable service month. You acknowledge and agree that you will only be eligible to receive the compensation described in the preceding sentence with respect to the Services and you will not be eligible for any other Company employee benefits, although you will continue to vest during the Consulting Period in any equity awards granted to you by Holding. Your compensation for the Services will not be subject to withholding by the Company for the payment of any taxes and the Company will report amounts paid to you on a Form 1099-NEC.
3.Termination of Employment. Notwithstanding any contrary provision herein, your employment is “at will” and may be terminated at any time by either you or the Company, for any or no reason; provided, however, that the Company may not terminate your employment without Cause during the Transition Period prior to a Change in Control. Upon any termination of

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employment, you shall be paid accrued but unpaid base salary and all other amounts required to be paid to you by, and in accordance with, applicable law.
(a)Severance. If your employment terminates due to a Natural Course Termination, then, notwithstanding the agreed upon termination of your employment, you shall be eligible for severance benefits under the Severance Plan, at the CEO level, as if your employment had been terminated by the Company without Cause, subject to the terms and conditions of the Severance Plan (including, without limitation, a release of claims (in substantially the form attached hereto as Exhibit A, but as the Company may reasonably revise to reflect changes in applicable law), the Code Section 409A provisions set forth in Section 6 of the Severance Plan, and the limitation on payments set forth in Section 7 of the Severance Plan); provided, however, that (i) your Base Cash Severance (as defined in the Severance Plan) will be calculated based on your annual base salary as of the date immediately preceding the Effective Date, (ii) you will receive the full amount of your Target Bonus (as defined in the Severance Plan) instead of a Pro- Rata Target Bonus (as defined in the Severance Plan), (iii) subject to your continued compliance with your post-employment obligations, your options to purchase shares of common stock of Holding shall remain exercisable for a period of three (3) years commencing on the New CEO Hire Date (provided that in no event shall an option be exercisable later than its original maximum term and the options are subject to earlier termination in the event of a Change in Control (or similar event) as provided in the applicable equity plan pursuant to which it was granted), and (iv) subject to your continued compliance with your post-employment obligations and the continuation of the Consulting Period through June 14, 2025, on June 14, 2025 you shall vest in 50% of your outstanding restricted stock units that otherwise were scheduled to vest in 2025 solely subject to continued service if, as of June 14, 2025 such restricted stock units had not otherwise vested pursuant to the Severance Plan, applicable equity plan, or applicable award agreement (such benefits, collectively in clauses (i) through (iv), and along with the payments and benefits under the Severance Plan, the “Severance Benefits”). For the avoidance of doubt, if your employment terminates for any reason other than (i) a Natural Course Termination or (ii) due to a termination by the Company without Cause, you will not be entitled to the Severance Benefits.
(b)Termination. Upon the Employment Termination Date, your employment and service in any position you hold with the Company (other than with respect to the Services to be provided pursuant to this Agreement) and any of its affiliates and any of its affiliates or direct or indirect subsidiaries, shall terminate; provided, however, that your service on the Board of Directors of Holding shall terminate on the New CEO Hire Date. Upon the Employment Termination Date (or the New CEO Hire Date with respect to service on the board of directors of Holding), you agree to execute any letter of resignation consistent with the foregoing that the Company may reasonably request.
4.Restrictive Covenants. You acknowledge, are reminded of, and affirm your agreement to abide by the terms and conditions of the restrictive covenants set forth in Sections 7, 8, and 9 of the Employment Agreement (which such provisions are hereby incorporated herein by this reference).
5.Withholding. All amounts payable to you pursuant to this Agreement shall be subject to such withholding and deductions by the Company as is required by law and any applicable benefit plans.

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6.Assignment. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. You shall not assign or transfer any rights or obligations hereunder. The Company shall have the right to assign or transfer any rights or obligations hereunder only to (a) a successor corporation in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets, of the Company or (b) an affiliate of the Company. No such assignment referred to in the foregoing clause (a) or (b) shall relieve the Company of its obligations hereunder. Any purported assignment, other than as provided above, shall be null and void.
7.Notices. All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be delivered personally, via e-mail, or sent by prepaid overnight courier or mailed, first class, postage prepaid by registered or certified mail, as follows:
If to the Company:    Thoughtworks, Inc.
200 East Randolph Street, 25th Floor Chicago, IL 60601
Attn: General Counsel
Email: rmateiu@thoughtworks.com
If to you:    Xiao Guo
Address (to the address in the Company’s personnel records) E-mail: (to the address in the Company’s personnel records)

or such other address as either party shall designate by notice in writing to the other in accordance herewith. Any such notice shall be deemed given when so delivered personally, e-mailed, or if sent by overnight courier, one day after delivery to such courier by the sender or if mailed, five days after deposit by the sender in the U.S. Mail.
8.Entire Agreement; Non-Exclusive Rights. This Agreement shall constitute the entire agreement between you, on the one hand, and the Company, on the other hand, concerning the subject matter hereof. No provision of this Agreement may be modified, amended, waived or discharged unless such waiver, modification, amendment or discharge is agreed to in writing, signed by you and an authorized officer of the Company. For the avoidance of doubt, this Agreement, once effective, supersedes all prior agreements regarding your employment (and the termination thereof) with the Company or any of its respective affiliates, including, without limitation, the Employment Agreement (although provisions of the Employment Agreement have been incorporated herein). For the avoidance of doubt, this Agreement does not supersede the Severance Plan, but in no event will there be duplicative payments provided under this Agreement and under the Severance Plan.
9.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely therein, notwithstanding any conflicts of law or choice of law rules or principles (whether of the State of Delaware or any other jurisdiction) that would require or cause the application of the laws of any jurisdiction other than the State of Delaware.

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10.Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect the other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
11.Counterparts. This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement.
12.Attorneys’ Fees. The Company will reimburse you for, or directly pay, up to
$17,500 for the fees you incur in connection with the negotiation and execution of this Agreement.

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Assuming that the terms of this Agreement meet with your approval, please sign and return a copy of this Agreement to acknowledge your agreement.
Sincerely,
THOUGHTWORKS, INC.
By:    /s/ Ramona Mateiu
Name: Ramona Mateiu
Title: Chief Legal Officer, Chief Compliance Officer, Vice President & Secretary

Acknowledged and Agreed To By:

/s/ Xiao Guo
XIAO GUO
Dated: May 4, 2024

(Signature Page to Transition and Separation Agreement) LEGAL_US_E # 178437105.12

Exhibit A

AGREEMENT AND RELEASE
Thoughtworks, Inc. (the “Company”) and Xiao Guo (“Employee”) agree to the terms and conditions of this Agreement and Release as set forth below, effective as of the Effective Date (as defined below):
1.Termination. Employee’s employment with the Company Group (as defined under the Thoughtworks Holding, Inc. Executive Severance Plan (the “Severance Plan”)) terminated as of [●], 2024 (the “Termination Date”). Employee acknowledges that the Termination Date is the termination date of Employee’s employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company Group. Employee agrees not to hold himself out as a partner, member, director, officer or employee of, or as otherwise affiliated with, the Company or any of its affiliates (including on social media) after the Termination Date. All capitalized terms used herein, unless defined otherwise herein, shall have the meaning set forth in the Transition And Separation Agreement by and between the Company and Employee dated as of May 4, 2024 (the “Transition Agreement”).
2.Severance. In exchange for the general release in paragraph 4 below and other promises contained herein, and in accordance with the terms of the Transition Agreement, Employee will receive the Severance Benefits defined in Section 3(a) of the Transition Agreement, paid and provided in accordance therewith.
3.Acknowledgment. Employee hereby agrees and acknowledges that the Severance Benefits exceed any payment, benefit or other thing of value to which Employee might otherwise be entitled under any policy, plan or procedure of the Company Group or pursuant to any prior agreement or contract with the Company Group.
4.Release.
(a)In exchange for the Severance Benefits and other valuable consideration, Employee, for himself and for his heirs, executors, administrators, beneficiaries, trustees, and assigns (referred to collectively as “Releasors”), forever releases and discharges the Company Group and any and all of the Company Group’s parent companies, partners, subsidiaries, affiliates, predecessors, successors and assigns and any and all of its and their past and/or present officers, directors, partners, agents, employees, representatives, counsel, employee benefit plans and their fiduciaries and administrators, predecessors successors and assigns (referred to collectively as the “Releasees”), from any and all claims, suits, controversies, actions, cross-claims, counter claims, demands, causes of action, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, and liabilities of any kind whatsoever in law and in equity, whether known or unknown, suspected, or claimed, which Releasors ever had, now have or may have against Releasees by reason of any

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actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date Employee signs this Agreement and Release.
(b)Without limiting the generality of the foregoing, this Agreement and Release is intended to and shall release Releasees from any and all claims and liabilities, whether known or unknown, suspected, or claimed, that Releasors ever had, now have or may have against Releasees arising out of Employee’s employment with the Company Group or any of the Releasees, the terms and conditions of such employment and/or the termination of such employment, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, as amended (“ADEA”), and/or the Older Workers Benefit Protection Act, which laws prohibit discrimination on account of age; (ii) any claim under Title VII of the Civil Rights Act of 1964, as amended, which, among other things, prohibits discrimination/retaliation on account of race, color, religion, sex and national origin; (iii) any claim under the Americans with Disabilities Act (“ADA”) or Sections 503 and 504 of the Rehabilitation Act of 1973, each as amended; (iv) any claim under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”): (v) any claim under the Family and Medical Leave Act; (vi) any claim or other action under the National Labor Relations Act, as amended; (vii) any claim under the Workers’ Adjustment and Retraining Notification Act; (viii) any claim under the Sarbanes-Oxley Act of 2002; (ix) any applicable Executive Order Programs; (x) any other claim of discrimination, harassment or retaliation in employment (whether based on federal, state or local law, regulation or decision); (xi) any other claim (whether based on federal, state or local law, statute, decision, public policy, contract, tort, or doctrine of good faith and fair dealing) arising out of the terms and conditions of Employee’s employment with and termination from the Company Group and/or the Released Parties; (xii) any claims for wrongful discharge, breach of contract, whistleblowing, constructive discharge, promissory estoppel, detrimental reliance, negligence, defamation, emotional distress, compensatory or punitive damages, and/or equitable relief; (xiii) any claims under federal, state or local occupational safety and health laws or regulations, all as amended; and (ix) any claim for attorneys’ fees, costs, disbursements and/or the like. By virtue of the foregoing, Employee agrees that he or she has waived any damages and other relief available to him or her (including, without limitation, money damages, equitable relief and reinstatement) under the claims waived in this paragraph 4. This is a general release that is intended to apply to all claims Employee may have against the Releasees through the date Employee executes this Agreement, except the sole matters to which this Agreement of Release does not apply are: (A) claims to the Severance Benefits; (B) claims under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (C) claims arising after the date Employee signs this Agreement and Release; (D) claims relating to any rights of indemnification under the Company Group’s organizational documents or otherwise; (E) claims relating to any equity-based awards outstanding on the Termination Date, including, without limitation, the Equity Vesting;
(F) claims to vested accrued benefits under the Company Group’s tax qualified retirement plans or non- qualified retirement plans in accordance with, and subject to, the terms and conditions of such plans and applicable law; (G) Employee’s right to seek enforcement of the terms of the Severance Plan; and (H) any claims that cannot be waived pursuant to private agreement under law. Employee acknowledges that

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Employee has been informed that Employee might have specific rights and/or claims under the ADEA. Employee specifically waives such rights and/or claims under the ADEA to the extent such rights and/or claims arose on or prior to the date this Agreement of Release is executed by Employee.
(c)Nothing in this Agreement and Release is intended to prohibit or restrict Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission or any other local, state, or federal administrative body or government agency prohibiting waiver of such right; provided, however, that Employee hereby waives the right to recover any monetary damages or other relief against any Released Parties excepting any benefit or remedy to which Employee is or becomes entitled to pursuant to Section 922 of the Dodd- Frank Wall Street Reform and Consumer Protection Act.
(d)Employee understands that Employee may later discover claims or facts that may be different than, or in addition to, those which Employee now knows or believes to exist with regards to the subject matter of this Agreement and Release, and which, if known at the time of executing this Agreement and Release, may have materially affected this Agreement and Release or Employee’s decision to enter into it. Employee hereby waives any right or claim that might arise as a result of such different or additional claims or facts.
(e)Employee represents that Employee has made no assignment or transfer of any right or claim covered herein and that Employee further agrees that Employee is not aware of any such right or claim.
5.Reserved.
6.Cooperation. Employee agrees to be reasonably available at times and for durations reasonably acceptable to both parties to assist the Company Group with respect to any issues wherein the Company Group considers Employee’s knowledge or expertise reasonably beneficial. The Company Group will reimburse Employee for all reasonable out of pocket expenses that incurred while he or she is engaged in such activity. Employee will also cooperate fully with the Company Group in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company Group that relate to events or occurrences that transpired while the Employee was employed by the Company Group. Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company Group at mutually convenient times. Employee shall also cooperate fully with the Company Group in connection with any such investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company Group. The Company Group shall pay for any reasonable out-of-pocket expenses incurred by Employee in connection with Employee’s performance of the obligations pursuant to this paragraph 5. Employee’s performance under this paragraph 6 following the Termination Date shall be subject to Employee’s then current

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employment obligations.
7.Reserved.
8.Return of Property. Employee represents that Employee has returned to the Company Group all property belonging to the Company Group, including, but not limited to, electronic devices (e.g., Blackberry and/or laptop computer), keys, card access to buildings and office floors, and business information and documents.
9.Severability. If any provision of this Agreement and Release is held to be illegal, void or unenforceable, such provision shall be of no force or effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement and Release. Further, to the extent any provision of this Agreement and Release is deemed to be overbroad or unenforceable as written, such provision shall be given the maximum effect permissible under law.
10.Entire Agreement; Counterparts. This Agreement and Release represents the entire understanding between the parties hereto with respect to the subject matter hereof and may not be changed or modified, except by a written agreement signed by both of the parties hereto after the Effective Date (as defined below). In the event of any conflict between any of the provisions of this Agreement and Release and the provisions of the Transition Agreement, the terms of the Transition Agreement shall govern. This Agreement and Release may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument. A faxed, .pdf-ed or electronic signature shall operate the same as an original signature. For the avoidance of doubt, Employee hereby acknowledges that Sections 7, 8, and 9 of that certain Employment Agreement between Employee and the Company dated as of October 12, 2017 survives the execution of this Agreement and Release.
11.Governing Law. Except as may be preempted by federal law, this Agreement and Release shall be governed by the laws of the State of Delaware, without regard to conflict of laws principles, and the parties in any action arising out of this Agreement and Release shall be subject to the personal jurisdiction and venue of the federal and state courts, as applicable, in Wilmington, Delaware.
12.No Admission of Wrongdoing. Employee agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by the Company Group or any of the other Releasees of any improper or unlawful conduct.
13.Reserved.
14.Reserved.
15.Remedies. Employee acknowledges and agrees that the Company Group will suffer irreparable damage if any of the provisions of paragraphs 6, 7, 8, 13 or 14 of this

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Agreement and Release are breached, and that the Company Group’s remedies at law for a breach of such provisions would be inadequate, and, in recognition of this fact, Employee agrees that, in the event of such a breach, in addition to any remedies at law, the Company Group will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available (without the necessity of posting bond or other security).
16.Binding Agreement; Third Party Beneficiaries. This Agreement and Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns. The Releasees are expressly intended to be third- party beneficiaries of the releases set forth herein, and this Agreement and Release may be enforced by each of them.
17.ADEA Provisions. Employee acknowledges that Employee: (a) has carefully read this Agreement and Release in its entirety; (b) has had an opportunity to consider the terms of this Agreement and Release for at least twenty-one (21) days; (c) is hereby advised by the Company in writing to consult with an attorney of Employee’s choice in connection with this Agreement and Release; (d) fully understands the significance of all of the terms and conditions of this Agreement and Release and has discussed them with an attorney of Employee’s choice, or has had a reasonable opportunity to do so; and (e) is signing this Agreement and Release voluntarily and of Employee’s own free will and agrees to abide by all the terms and conditions contained herein.
18.Revocation/Effective Date. Employee may accept this Agreement and Release by signing and delivering it to [INSERT NAME AND ADDRESS OF CONTACT] on or before the twenty-first (21st) day after Employee receives this Agreement and Release. Notwithstanding the foregoing, Employee may not sign this Agreement and Release before Employee’s last day of employment and this Agreement and Release will not be accepted or effective if signed before the Termination Date. After signing this Agreement and Release, Employee shall have seven (7) days (the “Revocation Period”) to revoke Employee’s decision by indicating Employee’s desire to do so in writing delivered to [INSERT NAME] at the above address by no later than the last day of the Revocation Period. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. Provided Employee does not revoke this Agreement and Release during the Revocation Period, the Effective Date of this Agreement and Release shall be the later of the eighth (8th) day after Employee signs this Agreement and Release or the day after the last day of the Revocation Period (the “Effective Date”).

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19.Each Party the Drafter. This Agreement and Release, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this Agreement and Release because that party drafted or caused that party’s legal representatives to draft any of its provisions.

Dated:
Xiao Guo

THOUGHTWORKS, INC.

Accepted by:         Name:         Dated:

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